AMENDED PROMISSORY NOTE

$180,883.63

Huntington, West Virginia
Original Dated Date: August 11, 2004
Amended: August 24, 2006

FOR VALUE RECEIVED, and in the installments and manner hereinafter set forth, the undersigned (the "Maker") promises to pay to the order of WILLIAM S. WHITSON, or assigns, ("Whitson") at 15932 Bramble Drive, Catlettsburg, Kentucky 41129, the principal sum of One Hundred Eighty Thousand Eight Hundred Eighty-Three and 63/100 Dollars ($180,883.63) with interest as herein provided. The outstanding principal balance shall accrue interest at the fixed rate of 5.21% per annum from the date of August 24, 2006. Beginning on October 24, 2006 payments shall be made in accordance with the amortization schedule attached as Exhibit A hereto and made a part hereof. The required payments shall first be applied to unpaid and accrued interest and then to the outstanding principal balance. The Maker may prepay the loan without penalty. The remaining outstanding principal balance hereof, together with all accrued and unpaid interest thereon, shall be due and payable on said 24th day of September, 2009, unless sooner paid.

In the event of any default in payment or other Event of Default as defined in the Stock Purchase Agreement, as defined below, then, at the option of the holder of this Promissory Note, the entire unpaid principal balance, plus accrued interest, may become immediately due and payable. In the event the holder commences legal action to enforce payment of this Promissory Note, the holder's costs and expenses, including attorneys' fees, may be added to the amount due under this Promissory Note.

In the event of the failure of the undersigned to make payment of any installment of principal or interest due hereunder within ten (10) days of the due date thereof, the undersigned shall pay a late charge of five percent (5%) of the unpaid amount.

This Promissory Note is executed pursuant to the terms and conditions and secured by the collateral set forth in that certain Stock Purchase Agreement dated December 23, 2003 and amended pursuant to that certain Amendment to Stock Purchase Agreement made as of August 11, 2004 and further amended pursuant to that certain Second Amendment to Stock Purchase Agreement made of even date herewith, by and among the undersigned as purchaser, Whitson, as seller, and Gwenco, Inc., Quest Minerals & Mining Corp., and Quest Minerals & Mining LTD., as guarantors. The principal amount of this Amended Promissory Note reflects the outstanding principal balance of the note prior to amendment, plus late payment charges and accrued but unpaid interest to the date hereof.

Presentment, demand, protest, notice of dishonor and extension of time without notice are hereby waived.

IN WITNESS WHEREOF, the undersigned Albert Anderson has caused his name to be signed hereto all as of the day and year first hereinabove written.

By: ______________________
Albert Anderson

EXHIBIT A
AMORTIZATION SCHEDULE

Payment Date	Principal	Interest	Total Payment	Remaining Balance
Beginning Balance on 9/24/06 (principal amount plus 30 days interest)				$181,658.21
10/24/2006	$181,658.21	$788.70	$5,461.60	176,985.31
11/24/2006	176,985.31	768.41	5,461.60	172,292.12
12/24/2006	172,292.12	748.03	5,461.60	167,578.56
1/24/2007	167,578.56	727.57	5,461.60	162,844.53
2/24/2007	162,844.53	707.02	5,461.60	158,089.94
3/24/2007	158,089.94	686.37	5,461.60	153,314.72
4/24/2007	153,314.72	665.64	5,461.60	148,518.76
5/24/2007	148,518.76	644.82	5,461.60	143,701.98
6/24/2007	143,701.98	623.91	5,461.60	138,864.28
7/24/2007	138,864.28	602.90	5,461.60	134,005.59
8/24/2007	134,005.59	581.81	5,461.60	129,125.79
9/24/2007	129,125.79	560.62	5,461.60	124,224.81
10/24/2007	124,224.81	539.34	5,461.60	119,302.56
11/24/2007	119,302.56	517.97	5,461.60	114,358.93
12/24/2007	114,358.93	496.51	5,461.60	109,393.84
1/24/2008	109,393.84	474.95	5,461.60	104,407.19
2/24/2008	104,407.19	453.30	5,461.60	99,398.89
3/24/2008	99,398.89	431.56	5,461.60	94,368.85
4/24/2008	94,368.85	409.72	5,461.60	89,316.96
5/24/2008	89,316.96	387.78	5,461.60	84,243.15
6/24/2008	84,243.15	365.76	5,461.60	79,147.30
7/24/2008	79,147.30	343.63	5,461.60	74,029.34
8/24/2008	$74,029.34	$321.41	$5,461.60	$68,889.15

Payment Date	Principal	Interest	Total Payment	Remaining Balance
9/24/2008	$68,889.15	$299.09	$5,461.60	$63,726.64
10/24/2008	63,726.64	276.68	5,461.60	58,541.72
11/24/2008	58,541.72	254.17	5,461.60	53,334.29
12/24/2008	53,334.29	231.56	5,461.60	48,104.25
1/24/2009	48,104.25	208.85	5,461.60	42,851.50
2/24/2009	42,851.50	186.05	5,461.60	37,575.95
3/24/2009	37,575.95	163.14	5,461.60	32,277.49
4/24/2009	32,277.49	140.14	5,461.60	26,956.03
5/24/2009	26,956.03	117.03	5,461.60	21,611.46
6/24/2009	21,611.46	93.83	5,461.60	16,243.69
7/24/2009	16,243.69	70.52	5,461.60	10,852.62
8/24/2009	10,852.62	47.12	5,461.60	5,438.14
9/24/2009	$5,438.14	$ 23.61	$5,461.75 *	$0.00

Add $0.15 to final payment to adjust for rounding